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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 17, 2002

           HANOVER CAPITAL MORTGAGE HOLDINGS, INC. OFFICERS ESTABLISH
                 SECURITIES TRADING PLANS UNDER SEC RULE 10b5-1

EDISON, NEW JERSEY, SEPTEMBER 17, 2002 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) today announced that John A. Burchett, the Company's Chairman, President and Chief Executive Officer, Irma N. Tavares, a Senior Managing Director of the Company and President of its subsidiary HanoverTrade, Inc., Joyce S. Mizerak, a Senior Managing Director of the Company and President of its subsidiary Hanover Capital Partners Ltd., and George J. Ostendorf, a Senior Managing Director of the Company, in accordance with Securities and Exchange Commission Rule 10b5-1, have each established a separate written "trading plan" to provide for sales of a pre-determined portion of their holdings of the Company's common stock from time to time, subject to certain price restrictions and other contingencies, throughout the remainder of 2002. Each of the officers established trading plans for 2002 tax planning purposes. The pre-determined portion of the officers' holdings of the Company's common stock to be sold represents less than 10% of the number of shares beneficially owned by the group. The Company also stated that other insiders might initiate plans in the future.

Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT with offices throughout the country staffed by seasoned mortgage capital markets professionals. HCM invests in mortgage loans and mortgage-backed securities and engages in fee-income generating activities through its subsidiaries, HanoverTrade, Inc. and Hanover Capital Partners Ltd. HanoverTrade is a worldwide web-based exchange for trading mortgage loans, mortgage servicing rights and related assets, and provides a state of the art Internet trading facility supported by experienced valuation, operations and trading professionals. In addition to trading assets, HanoverTrade provides a full range of asset valuation, analysis and marketing services for: performing, sub-performing and non-performing assets; whole loans and participations; CRA loans; and mortgage servicing rights. Hanover Capital Partners provides consulting and due diligence services, focusing on loan sale advisory, loan file due diligence reviews, staffing solutions and mortgage assignment and collateral rectification services.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts.

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